===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

[X] Filed by the Registrant
[ ] Filed by a Party other than the Registrant

Check the appropriate box:
[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                    The PNC Financial Services Group, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

      James E. Rohr
      Chairman, President and Chief Executive Officer

[LOGO OF PNC FINANCIAL SERVICES GROUP]

      March 29, 2002

      Dear Shareholder:

      You will find enclosed the notice of meeting, proxy statement and proxy card for the annual meeting of shareholders of The PNC Financial Services Group, Inc., which will be held on Tuesday, April 23, 2002, at One PNC Plaza, 15th Floor, 249 Fifth Avenue, in Pittsburgh, Pennsylvania, beginning at 11:00 a.m. Our 2001 Annual Report to Shareholders accompanies these enclosures.

      Please review the enclosed material and complete, sign, date and return the proxy card regardless of whether you plan to attend the annual meeting, so that the matters coming before the meeting can be acted upon. For the first time, instead of returning a proxy card, you may choose to vote your PNC shares by using the Internet or telephone voting options explained on your proxy card. Also a first this year, you can consent to access future annual reports, proxy statements and other proxy soliciting material by means of the Internet, rather than receiving paper copies. Details are provided on your proxy card.

      As was the case last year, if you're not able to attend the annual meeting in person, you can choose to listen to the meeting by webcast or telephone conference options, which are explained on the opposite side of this letter.

      We look forward to discussing the business of your company with you at the annual meeting.

      Cordially,
      /s/ James E. Rohr
      James E. Rohr

      The PNC Financial Services Group
      One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222-2707

        IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

  In order to reduce printing and postage costs, The PNC Financial Services Group, Inc. ("PNC") has undertaken an effort to deliver only one annual report and one proxy statement to multiple shareholders sharing an address. This delivery method, called "householding," is not being used, however, if PNC has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, PNC will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who sends a written request to Corporate Election Services, P.O. Box 125, Pittsburgh, PA 15230-0125 or calls Corporate Election Services at (412) 262-1100. You can also notify PNC that you would like to receive separate copies of PNC's annual report and proxy statement in the future by writing or calling Corporate Election Services. Even if your household has received only one annual report and one proxy statement, a separate proxy card has been provided for each shareholder account. Each proxy card should be signed, dated, and returned in the enclosed self-addressed envelope.

  If your household has received multiple copies of PNC's annual report and proxy statement, you can request the delivery of single copies in the future by writing or calling Corporate Election Services as instructed above.

                     WEBCAST AND TELECONFERENCE DIRECTIONS

  You are cordially invited to listen to PNC's 2002 annual meeting of shareholders webcast live via the Internet on Tuesday, April 23, 2002 beginning at 11 a.m. Eastern Time. The audio portion of the event will also be available in a listen-only mode via telephone conference call. Using only the webcast will enable you to view the slides shown at the meeting and hear the speakers on a synchronized basis. Neither the webcast nor the teleconference will enable you to ask questions or to vote your PNC shares.

  To access the meeting, please go to
http://www.visualwebcaster.com/event.asp?id=3930 or dial 800-233-2795 (domestic) or 1-785-832-1077 (international), using the passcode"PNC," at least 15 minutes prior to the designated starting time to register and download any necessary audio software. If you plan to listen online, we suggest that you test your computer's access to RealNetworks RealPlayer or Windows MediaPlayer by visiting the above URL one week prior to the meeting date.

  If you are unable to listen online or via teleconference during the meeting, the event will be archived on the web site at the same address above for one week. The audio portion of the event will also be archived by teleconference for the same duration at 800-283-4642 (domestic) and 1-402-220-0857 (international). The event will be removed on April 30, 2002.

Note: Minimum requirements to listen to this broadcast online: The RealPlayer software, downloadable free from www.real.com/products/player/index.html, and at least a 14.4Kbps connection to the Internet or Windows MediaPlayer software, downloadable at http://www.microsoft.com/windows/windowsmedia/en/ download/default.asp.

[LOGO OF PNC FINANCIAL SERVICES GROUP]

      March 29, 2002

                    Notice of Annual Meeting of Shareholders

                                 April 23, 2002

      To The Shareholders:

      The annual meeting of the shareholders of The PNC Financial Services Group, Inc. will be held at One PNC Plaza, 15th Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania on Tuesday, April 23, 2002, beginning at 11:00 a.m., local time, for the purpose of considering and acting upon the following matters:

        (1) The election of 15 directors to serve until the next annual meeting and until their successors are elected and qualified; and

        (2) Such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on February 28, 2002 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

      A proxy statement, form of proxy and self-addressed envelope are enclosed. Please complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. Alternatively, you may choose to vote your shares using the Internet or telephone voting options explained on the proxy card. If you attend the meeting, you may withdraw your proxy and vote in person if you so choose.

      By Order of the Board of Directors,

      /s/ Thomas R. Moore
      Thomas R. Moore
      Corporate Secretary



      The PNC Financial Services Group
      One PNC Plaza 249 Fifth Avenue Pittsburgh Pennsylvania 15222-2707

[LOGO OF PNC FINANCIAL SERVICES GROUP]

March 29, 2002

                                Proxy Statement

               FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                APRIL 23, 2002

  The enclosed proxy is being solicited by the Board of Directors ("Board of Directors" or "Board") of The PNC Financial Services Group, Inc. ("Corporation" or "PNC") for use at the Corporation's annual meeting of shareholders to be held on April 23, 2002, or at any adjournment thereof ("meeting" or "annual meeting"). Solicitation of proxies may be made by mail, personal interviews, telephone and facsimile by officers and employees of the Corporation and its subsidiaries. The Corporation has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $12,500 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of the stock held of record by such persons. Expenses for such solicitation will be borne by the Corporation. The proxy statement and form of proxy are first being mailed to shareholders on or about March 29, 2002.

  The enclosed proxy is revocable at any time prior to the time voting is declared closed by the filing of an instrument revoking it, or of a duly executed proxy bearing a later date, with the Corporate Secretary of the Corporation, or by a properly authenticated electronic transmission revoking it or transmitting a proxy bearing a later date, or by attending the meeting and voting in person. All properly executed or authenticated proxies received by the Corporate Secretary prior to the time voting is declared closed, and not revoked or superseded prior to that time, will be voted at the meeting in accordance with instructions, if any. Unless otherwise directed, proxies will be voted FOR the election as director of each of the persons named on page 3.

  The Board of Directors has fixed the close of business on February 28, 2002 as the record date for determining shareholders entitled to receive notice of and to vote at the meeting ("Record Date"). On the Record Date, there were issued and outstanding 283,182,441 shares of the Corporation's common stock, par value $5.00 per share ("Common Stock"), and the following shares of the Corporation's preferred stock entitled to vote at the meeting: 9,835 shares of $1.80 Cumulative Convertible Preferred Stock-Series A ("Preferred Stock-A"); 2,938 shares of $1.80 Cumulative Convertible Preferred Stock-Series B ("Preferred Stock-B"); 200,939 shares of $1.60 Cumulative Convertible Preferred Stock-Series C ("Preferred Stock-C"); and 290,736 shares of $1.80 Cumulative Convertible Preferred Stock-Series D ("Preferred Stock-D") (collectively, "Voting Preferred Stock").

  The holders of Common Stock are entitled to one vote per share. Holders of each share of Voting Preferred Stock are entitled to a number of votes equal to the number of full shares of Common Stock which can be acquired upon conversion of such preferred stock, with holders of Preferred Stock-A and Preferred Stock-B being entitled to 8 votes per share and holders of Preferred Stock-C and Preferred Stock-D being entitled to 4 votes per 2.4 shares. Holders of record of the Common Stock and Voting Preferred Stock will vote together as a single class at the meeting. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all holders of the Common Stock and the Voting Preferred Stock are entitled to cast at the meeting will constitute a quorum for the transaction of business at the meeting.

  The Corporation will provide without charge, to each shareholder upon written request, a copy of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission ("SEC"). Requests for copies should be addressed to Thomas F. Garbe, Director of Financial Accounting, The PNC Financial Services Group, Inc., One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707. Requests may also be directed to (412) 762-1553 or via e-mail to financial.reporting@pnc.com. Copies may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Neither the Annual Report on Form 10-K nor the 2001 Annual Report to Shareholders is part of the proxy solicitation materials.

                                    ITEM 1

                             ELECTION OF DIRECTORS

Information Concerning Nominees

  The By-Laws of the Corporation provide that the number of directors shall not be fewer than five nor more than 36 as from time to time determined by the Board of Directors. Pursuant to the recommendation of its Committee on Corporate Governance, the Board has acted to fix the number of directors to be elected at the annual meeting at 15 and to nominate the persons named on page 3 for election as directors, to hold office until the next annual meeting of shareholders and the election and qualification of their successors. Mr. W. Craig McClelland is retiring from the Board at the annual meeting, in accordance with an established Board retirement policy.

  The proxies solicited hereby, unless directed to the contrary therein, will be voted FOR all nominees named on page 3. All such nominees are now directors of the Corporation. All nominees have consented to being named in this proxy statement and to serve if elected. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the accompanying proxy will be voted by the person or persons acting under said proxy in accordance with the recommendation of the Board of Directors.

  The table on page 3 sets forth the names of the nominees for election as directors of the Corporation; their ages; their principal occupations as of February 28, 2002; the years the nominees first became directors of the Corporation; and their directorships of certain other companies. All nominees have held the positions indicated or another senior executive position with the same entity or one of its affiliates or a predecessor corporation for at least the past five years. Dennis F. Strigl, who is the president and chief executive officer of Verizon Wireless, Inc. and an executive vice president of Verizon Communications, Inc. was appointed a director of the Corporation by the Board of Directors effective as of August 23, 2001, upon the recommendation of the Committee on Corporate Governance and is standing for election by the shareholders for the first time.

                                                                              Directorships in Companies
                                                                              Other than the Corporation
                                                                 Director      Filing Reports with the
Name                      Age        Principal Occupation         Since                  SEC
----                      ---        --------------------        --------     --------------------------
Paul W. Chellgren          59 Chairman and Chief Executive         1995   Ashland Inc.; and Medtronic, Inc.
                              Officer of Ashland Inc. (energy
                              company)

Robert N. Clay             55 President and Chief Executive        1987   None
                              Officer of Clay Holding Company
                              (investments)

George A. Davidson, Jr.    63 Retired Chairman of Dominion         1988   B.F. Goodrich Company; and
                              Resources, Inc. (public utility             Dominion Resources, Inc.
                              holding company)

David F. Girard-diCarlo    59 Co-Chairman, Chief Executive         1995   None
                              Officer and Managing Partner of
                              Blank Rome Comisky & McCauley LLP
                              (law firm)

Walter E. Gregg, Jr.       60 Vice Chairman of the Corporation     1998   BlackRock, Inc.

William R. Johnson         53 Chairman, President and Chief        1997   Amerada Hess Corporation;
                              Executive Officer of H.J. Heinz             The Clorox Company; and
                              Company (food products company)             H.J. Heinz Company

Bruce C. Lindsay           60 Chairman and Managing Director of    1995   None
                              Brind-Lindsay & Co., Inc.
                              (advisory company)

Thomas H. O'Brien          65 Retired Chairman of                  1983   BlackRock, Inc.; Hilb, Rogal and
                              the Corporation                             Hamilton Company; US Airways
                                                                          Group, Inc.; and
                                                                          Verizon Communications, Inc.

Jane G. Pepper             56 President of Pennsylvania            1997   None
                              Horticultural Society
                              (nonprofit horticultural
                              membership organization)

James E. Rohr              53 Chairman, President and Chief        1989   Allegheny Technologies
                              Executive Officer of the                    Incorporated;
                              Corporation                                 BlackRock, Inc.; Equitable
                                                                          Resources Inc.; and
                                                                          Water Pik Technologies, Inc.

Lorene K. Steffes          56 General Manager, Global              2000   None
                              Electronics Industry,
                              International Business Machines
                              Corporation (electronics industry
                              products and solutions, strategy,
                              sales and marketing)

Dennis F. Strigl           55 President and Chief Executive        2001   ANADIGICS Inc. ; and
                              Officer of Verizon Wireless, Inc.           Salient 3 Communications, Inc.
                              (wireless communications)

Thomas J. Usher            59 Chairman, President and Chief        1992   H.J. Heinz Company; Marathon Oil
                              Executive Officer of United                 Corporation; PPG Industries,
                              States Steel Corporation                    Inc.; and
                              (integrated steelmaker)                     United States Steel Corporation

Milton A. Washington       66 President and Chief Executive        1994   None
                              Officer of Allegheny Housing
                              Rehabilitation Corporation
                              (housing rehabilitation and
                              construction)

Helge H. Wehmeier          59 President and Chief Executive        1992   None
                              Officer of Bayer Corporation
                              (healthcare, life sciences and
                              chemicals)

Board and Committees

  The Board of Directors has six standing committees: an Audit Committee; a Committee on Corporate Governance; a Credit Committee; an Executive Committee; a Finance Committee; and a Personnel and Compensation Committee. The Chairman of each standing committee is authorized to appoint one or more subcommittees, as he or she may deem necessary or advisable in connection with the proper functioning of the standing committee. A subcommittee consists of one or more committee members selected by the committee chairman; under certain circumstances, a subcommittee member's attendance at a subcommittee meeting will excuse him or her from attending the next regularly scheduled committee meeting. The following descriptions of the functions performed by the committees of the Board of Directors are necessarily general in nature and are qualified in their entirety by reference to a committee's charter or the relevant By-Law provisions.

  The Audit Committee is governed by a written charter adopted by the Corporation's Board of Directors. The Audit Committee's primary purpose is to provide assistance to the Board in fulfilling the Board's oversight responsibilities relating to: overseeing management's conduct of the Corporation's financial reporting process, management's maintenance of internal control, and management's maintenance of processes regarding compliance with applicable laws and regulations and with the Corporation's Code of Ethics; and overseeing the audit function, including private discussion, as appropriate, with the independent and the internal auditors.

  The Audit Committee will also, under applicable regulation, perform the duties required by law to be performed by an audit committee for any subsidiary bank of the Corporation that does not have its own audit committee and by a fiduciary audit committee for any subsidiary bank of the Corporation exercising fiduciary powers that does not have its own audit committee, in each case to the extent permitted, and in the manner required, by applicable laws and regulations.

  The Committee is presently composed of Ms. Pepper and Messrs. Wehmeier (Chairman), Davidson, Girard-diCarlo and Lindsay. Each Audit Committee member is independent, as defined in the New York Stock Exchange listing standards.

  The Committee on Corporate Governance is responsible for recommending to the Board of Directors persons to be nominated for election or appointment as directors of the Corporation and assisting the Board in promoting the best interests of the Corporation and its shareholders through the implementation of sound corporate governance principles and practices. In performing its nominating function, the Committee may consider director nominees recommended by shareholders. Such recommendations with respect to the 2003 annual meeting of shareholders must be submitted in writing no later than November 30, 2002 to the Corporate Secretary, The PNC Financial Services Group, Inc., One PNC Plaza--21st Floor, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and include the name, age, citizenship, business and residence addresses, qualifications, including principal occupation or employment, and directorships and other positions held by the proposed nominee in business, charitable, and community organizations. For information on the requirements governing shareholder nominations for the election of directors to be made at an annual meeting of shareholders, please see the section captioned "Shareholder Proposals and Nominations" beginning on page 30. The Committee is presently composed of Ms. Pepper, Ms. Steffes and Messrs. McClelland (Chairman), Clay, Usher and Wehmeier.

  The Credit Committee provides oversight for risk within the lending and credit-related activities of the Corporation and its subsidiaries. The Committee is presently composed of Ms. Steffes and Messrs. Davidson (Chairman), Girard-diCarlo, Rohr and Washington.

  The Executive Committee has all the powers of the Board of Directors to the extent permitted by law and can exercise such powers between meetings of the Board of Directors. The Committee is presently composed of Messrs. O'Brien (Chairman), Chellgren, Davidson, Gregg, McClelland, Rohr, Usher and Wehmeier.

  The Finance Committee provides oversight for the Corporation's interest rate and liquidity risks. The Committee also provides oversight for the Corporation's capital management activities and trading activities, including related market risk management policies and risk limits. The Committee also provides administrative oversight for the fiduciary activities of the Corporation's subsidiaries and the activities of the Corporation's Pension Plan Committee and the Incentive Savings Plan Committee. The Committee is presently composed of Messrs. Chellgren (Chairman), Clay, Gregg, Lindsay and O'Brien.

  The Personnel and Compensation Committee is responsible for recommending to the Board of Directors the persons to be elected as Chairman, Chief Executive Officer, President, and Vice Chairman of the Corporation and providing oversight for the Corporation's executive compensation program as described in the Committee's report beginning on page 12. The Committee also makes recommendations to the Board of Directors or otherwise takes action regarding the adoption or amendment of employee benefit, bonus, incentive compensation or similar plans. The Committee also administers certain executive compensation plans maintained by the Corporation. The Committee is presently composed of Messrs. Usher (Chairman), Chellgren, Johnson, McClelland and Washington.

  The Board of Directors met nine times during 2001. During 2001, the Board's committees held the following number of meetings: Audit Committee--six meetings; Committee on Corporate Governance--four meetings; Credit Committee-- four meetings; Executive Committee--one meeting; Finance Committee--four meetings; and Personnel and Compensation Committee--five meetings. In 2001, each director then serving attended at least 75% of the total meetings of the Board of Directors. In addition, each director attended at least 75% of the combined total number of meetings of the Board and all committees on which the director served.

Compensation of Directors

  Executive officers of the Corporation who are employees and directors or members of committees of the Board of Directors of the Corporation or its subsidiaries receive no compensation for serving in such positions. All non-employee directors of the Corporation are compensated for their Board services by a per diem fee of $1,200 for any day's participation in a Board or committee meeting, or any combination thereof, an annual retainer fee of $37,000 for Board membership and, in accordance with the terms of the Corporation's 1992 Director Share Incentive Plan, an annual grant equal to a number of shares of Common Stock having a fair market value on the date of the award equal to $5,000, rounded up to the nearest whole share. In addition, the chairman of each standing committee receives a $5,000 annual retainer fee.

  Under the Directors Deferred Compensation Plan, non-employee directors may elect to defer the receipt of all or a portion of the cash compensation otherwise payable to them as a result of their service as a director. The minimum deferral amount is $10,000 per year. A director may elect one of two investment options with respect to amounts deferred: an interest rate alternative or an investment in phantom shares of Common Stock. Investment elections may be changed quarterly. A director may also elect the event or date when amounts credited to his or her account are paid out in cash and whether the payout will be in a lump sum or a designated number of annual installments not to exceed ten. The director may designate a beneficiary to receive any amounts that may not yet have been paid at the time of the director's death.

  Under the PNC Outside Directors Deferred Stock Unit Plan, prior to 2001 each non-employee director received a grant of deferred stock units in an amount determined by the Committee on Corporate Governance, which is generally responsible for administration of the plan. A deferred stock unit is a phantom share of Common Stock. Prior to a director's retirement, the value of deferred stock units credited to a director's account will track the performance of the Common Stock and will be valued on a quarterly basis. The plan provides for the deemed reinvestment of dividends in additional deferred stock units. Each director has the right to elect an event or date when the deferred stock units credited to his or her account will be redeemed and paid out in cash. That event or date generally cannot precede the earlier of the director's retirement from the Board or the date on which the director attains age 70. A director may elect to receive payment in a lump sum or a designated number of annual installments not to exceed ten. A director may also designate one or more beneficiaries to receive distributions from his or her account in the event of death. No grants of deferred stock units were made under this plan in 2001.

  At PNC's 2001 annual meeting, shareholders approved amendments to the Corporation's 1997 Long-Term Incentive Award Plan which, among other things, added non-employee directors as eligible persons for all awards available under the plan, except incentive stock options. Under the amended plan, the Board's Committee on Corporate Governance is given the authority to make awards to non-employee directors.

  Following the 2001 annual meeting, the Committee on Corporate Governance met to consider possible awards to non-employee directors under the 1997 Long-Term Incentive Award Plan, as amended. After receiving guidance from an independent compensation consultant, the Committee approved the grant of nonstatutory stock options covering 4,000 shares of Common Stock to each non-employee director elected at the 2001 annual meeting. The Committee also awarded incentive shares to each such non-employee director in the form of 1,000 restricted shares of Common Stock.

  The nonstatutory stock options have an exercise price equal to the average of the high and low prices of a share of Common Stock on the date of grant and a term of ten years, and are subject to a one-year vesting period. Once vested, the options cannot be forfeited for any reason.

  One-half of the restricted shares will vest upon the director's completion of the term of office which began on April 24, 2001 and one-half will vest upon the director's completion of the term of office which will begin upon his or her election at the 2002 annual meeting. During the vesting period, the non-employee director receives dividends on, and has the right to vote, the restricted shares.

  Prior to vesting, the options and restricted shares are subject to forfeiture if the director leaves the Board for any reason other than death, disability, or the termination of his or her service as a director due to a Board policy which requires the director to resign or retire, or failure to be re-elected at the annual meeting.

  Effective upon Mr. Strigl's appointment to the Board on August 23, 2001, the Committee on Corporate Governance granted him nonstatutory stock options covering 4,000 share of Common Stock upon the same terms and conditions as those previously granted to other non-employee directors. The exercise price of Mr. Strigl's options was determined as of the date of his option grant.

  The Committee on Corporate Governance intends to review the total compensation package of non-employee directors on a regular basis, with the assistance of an independent compensation consultant. In order to maintain the competitiveness of that compensation package, the Committee on Corporate Governance currently intends to make nonstatutory stock option grants following each annual meeting to each non-employee director elected at the meeting. The size of the option grant will be determined each year, and may be adjusted in light of competitive practices and other factors. The Committee may also make other grants and awards to non-employee directors under the 1997 Long-Term Incentive Award Plan, as amended.

  The Committee on Corporate Governance currently intends that grants and awards made under the amended 1997 Long-Term Incentive Award Plan to non-employee directors will be made in lieu of future grants of deferred stock units under the PNC Outside Directors Deferred Stock Unit Plan. Nevertheless, the PNC Outside Directors Deferred Stock Unit Plan will remain in existence. Deferred stock units previously credited to a non-employee director's account will remain vested, and deemed dividends will continue to be credited to those accounts in the form of additional deferred stock units. In addition, the Committee on Corporate Governance will continue to have the authority to make grants of deferred stock units to current and future non-employee directors.

  Each non-employee director is also eligible to participate in a charitable matching gift program, under which his or her personal gifts to qualifying charitable organizations are matched up to an annual aggregate dollar amount of $5,000. In addition, PNC, its subsidiaries, and the PNC Foundation, a tax-exempt private foundation created by PNC's principal banking subsidiary, make other grants and contributions to various nonprofit and charitable organizations. In some cases, directors or executive officers of the Corporation serve as officers, trustees, or directors of these organizations. To the Corporation's knowledge, the aggregate grants and contributions made by PNC, its subsidiaries, and the PNC Foundation during 2001 to any one of such nonprofit or charitable organizations did not exceed five percent of that organization's 2001 consolidated gross revenues.

  Mr. O'Brien, the retired Chairman of the Corporation's Board of Directors, retired as an employee of the Corporation on April 30, 2000 and relinquished the position of Chief Executive Officer. Following his retirement, he entered into a consulting agreement with the Corporation, subject to approval by the Board's Personnel and Compensation Committee. The Personnel and Compensation Committee granted such approval at the Committee's meeting held on July 6, 2000. The term of this consulting arrangement began on May 1, 2000 and ended on April 30, 2001. Under the arrangement, Mr. O'Brien agreed to provide consultation with the Corporation's Chief Executive Officer from time to time, assistance and support in acquisition and divestiture planning, and assistance in establishing and maintaining customer relationships and PNC's corporate presence in the communities served by the Corporation. The Corporation provided Mr. O'Brien with office space and secretarial services in the principal executive offices of the Corporation for his use in performing these consulting services and reimbursed his expenses incurred under the arrangement. As compensation for Mr. O'Brien's availability and for all services he provided in a given month, the Corporation agreed to pay Mr. O'Brien a flat fee of $45,000 per month. During 2001, PNC paid Mr. O'Brien fees of $180,000 pursuant to the consulting agreement. As the retired Chief Executive Officer of the Corporation, certain benefits are currently made available to Mr. O'Brien. These benefits include: office space and secretarial services; automobile and aircraft use; financial planning services; club memberships; the payment of net premiums in connection with the Corporation's Key Executive Equity Plan, a split-dollar insurance arrangement; and reimbursement for certain tax liabilities. During 2001, the aggregate incremental cost to the Corporation of Mr. O'Brien's automobile and aircraft use, financial planning services, and club memberships was approximately $55,800. The 2001 net premium paid by the Corporation in connection with the Key Executive Equity Plan on behalf of Mr. O'Brien was $208,212. During 2001, Mr. O'Brien received reimbursement for certain tax liabilities in the amount of $4,717.

  For services provided on or after May 1, 2000 as a member of the Corporation's Board of Directors, Mr. O'Brien is compensated on the same basis as other non-employee directors. In addition, during 2001 Mr. O'Brien received compensation as a director of BlackRock, Inc. ("BlackRock"), a majority-owned investment management subsidiary of the Corporation that is listed on the New York Stock Exchange under the symbol "BLK." Mr. O'Brien elected to receive shares of BlackRock class A common stock and cash in lieu of fractional shares having an aggregate value of $50,000 in lieu of the cash retainer otherwise payable to him. Finally, during 2001 Mr. O'Brien received $40,000 for his services as a director of PNC Equity Management Corp, an indirect, wholly-owned subsidiary of the Corporation.

Common Stock Purchase Guideline

  In 1995, upon the recommendation of the Committee on Corporate Governance, the Board of Directors adopted a Common Stock purchase guideline, which provides that each non-employee director annually purchase Common Stock in an amount equal to twenty-five percent of the annual retainer fee then in effect. This guideline may be satisfied through open market purchases, participation in the Corporation's Dividend Reinvestment and Stock Purchase Plan, or investments in phantom shares of Common Stock in the Directors Deferred Compensation Plan. Each non-employee director has complied, or has committed to comply, with this guideline.

       SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

  The table below captioned "Security Ownership of Directors, Nominees and Executive Officers" sets forth information concerning beneficial ownership of the Corporation's Common Stock as of February 28, 2002 by each director and nominee for election as a director, each of the executive officers named in the Summary Compensation Table on page 19, and all directors, nominees and executive officers of the Corporation as a group. Except as otherwise noted, each individual exercises sole voting and investment power over the shares of Common Stock shown. The separate table captioned "Common Stock Unit Ownership" shows phantom or deferred Common Stock units owned by the individual or group through the compensation or benefit plan identified in the corresponding footnote. The Common Stock units can be settled only in cash and carry no voting rights. The number of shares of Common Stock shown in the Security Ownership Table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the Security Ownership Table, beneficial ownership includes any shares of Common Stock as to which the individual has sole or shared voting power or investment power and also any shares of Common Stock that the individual has the right to acquire within 60 days of February 28, 2002 through the exercise of any option, warrant or right.

                Security Ownership of Directors, Nominees and
                              Executive Officers

----------------------------------------------------------------------------------------------------------------------------
                                               Amount and Nature
                                            of Beneficial Ownership
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Common Stock Unit
Name                                                  Common Stock*                                           Ownership
---------------------------------------------------------------------------------------------------------------------------------
Paul W. Chellgren                                     10,872(/1/)(/2/)                                          10,277(a)(b)
---------------------------------------------------------------------------------------------------------------------------------
Robert N. Clay                                         9,450(/2/)                                                9,094(a)(b)
---------------------------------------------------------------------------------------------------------------------------------
George A. Davidson, Jr.                               15,384(/2/)                                                5,738(a)
---------------------------------------------------------------------------------------------------------------------------------
David F. Girard-diCarlo                                8,945(/2/)(/3/)                                           3,428(b)
---------------------------------------------------------------------------------------------------------------------------------
Walter E. Gregg, Jr.                                 269,549(/4/)(/5/)                                          25,798(c)
---------------------------------------------------------------------------------------------------------------------------------
Joseph C. Guyaux                                     200,906(/4/)(/5/)(/6/)                                        672(c)
---------------------------------------------------------------------------------------------------------------------------------
William R. Johnson                                     5,466(/2/)(/3/)                                           5,641(a)(b)
---------------------------------------------------------------------------------------------------------------------------------
Bruce C. Lindsay                                      10,645(/2/)                                                4,538(a)(b)
---------------------------------------------------------------------------------------------------------------------------------
W. Craig McClelland                                    8,835(/2/)(/3/)                                           8,366(a)(b)
---------------------------------------------------------------------------------------------------------------------------------
Thomas H. O'Brien                                    705,681(/2/)(/4/)(/5/)(/8/)                                35,315(c)
---------------------------------------------------------------------------------------------------------------------------------
Jane G. Pepper                                         6,481(/2/)                                                3,432(a)(b)
---------------------------------------------------------------------------------------------------------------------------------
James E. Rohr                                        716,980(/4/)(/5/)(/9/)                                     40,713(c)(d)
---------------------------------------------------------------------------------------------------------------------------------
Timothy G. Shack                                     192,854(/5/)                                                1,724(d)
---------------------------------------------------------------------------------------------------------------------------------
Lorene K. Steffes                                      5,385(/2/)                                                  765
---------------------------------------------------------------------------------------------------------------------------------
Dennis F. Strigl                                         590                                                       330(b)
---------------------------------------------------------------------------------------------------------------------------------
Thomas J. Usher                                       10,780(/2/)                                                6,093(a)(b)
---------------------------------------------------------------------------------------------------------------------------------
Milton A. Washington                                  25,718(/2/)                                                8,197(a)
---------------------------------------------------------------------------------------------------------------------------------
Helge H. Wehmeier                                     10,240(/2/)                                                5,901(a)(b)
---------------------------------------------------------------------------------------------------------------------------------
Thomas K. Whitford                                   159,098(/3/)(/4/)(/5/)                                      9,651(c)(d)
---------------------------------------------------------------------------------------------------------------------------------
Directors, nominees and executive officers
 as a group (24 persons)*/**                       2,918,851(/1/)(/2/)(/3/)(/4/)(/5/)(/6/)(/7/)(/8/)(/9/)      187,890(a)(b)(c)(d)
----------------------------------------------------------------------------------------------------------------------------------

 * As of February 28, 2002, there were 283,182,441 shares of the Corporation's Common Stock issued and outstanding. The number of shares of Common Stock held by each individual is less than 1% of the outstanding shares of Common Stock; the total number of shares of Common Stock held by the group is approximately 1.02% of the class. No director, nominee or executive officer owns shares of preferred stock of the Corporation. These percentages were calculated by adding shares subject to employee stock options to the foregoing number if the options were either exercisable as of February 28, 2002 or exercisable within 60 days of that date.

** Certain of the directors and executive officers also own shares of BlackRock's class A common stock. The number of such shares beneficially owned by individuals listed in the Security Ownership Table are as follows: Ms. Pepper (1,000); and Messrs. Clay (7,500); Davidson (10,000); Girard-diCarlo (5,000); Gregg (10,000); Lindsay (7,500); O'Brien (12,410);
    Rohr (10,000); Usher (5,376); Washington (10,000); and Wehmeier (7,956).
    Of the 7,500 shares held by Mr. Clay, 2,500 are held by him as a trustee. The total number of such shares owned by directors and executive officers as a group (15 persons) is 111,065. The number of shares of BlackRock class A common stock held by each individual is less than 1% of the outstanding shares as of February 28, 2002; the total number of such shares held by the group is also less than 1% of the class.

(1) Includes shares held in the PNC Bank Kentucky, Inc. Directors Deferred Compensation Plan.

(2) Includes 4,000 shares subject to non-employee director nonstatutory stock options exercisable within 60 days of February 28, 2002.

(3) Includes shares held jointly with spouse.

(4) Includes shares held in the Corporation's Incentive Savings Plan, a qualified defined contribution plan.

(5) Includes shares subject to employee nonstatutory stock options held by Mr. O'Brien and the executive officers and either exercisable as of February 28, 2002 or exercisable within 60 days of that date. The shares subject to such options are as follows: Messrs. O'Brien (285,583 shares); Rohr (455,181 shares); Gregg (197,383 shares); Guyaux (140,096 shares); Shack (106,821 shares); and Whitford (98,453 shares). The aggregate number of shares subject to such options for the remaining five executive officers is 335,334. In the case of Messrs. Gregg, Guyaux, and Whitford and two of the remaining five executive officers, the share numbers include restricted shares of Common Stock awarded on February 20, 2002 in lieu of cash as part of the 2001 annual incentive award.

(6) Includes 14 shares held indirectly as custodian for grandchild.

(7) Includes 9,745 shares owned by spouse, as to which the individual disclaims beneficial ownership.

(8) Includes 1,000 shares owned by spouse, as to which the individual disclaims beneficial ownership.

(9) Includes 391 shares held indirectly as custodian for daughter.

                  COMMON STOCK UNIT OWNERSHIP TABLE FOOTNOTES

(a) Includes deferred Common Stock units credited to an account established under the Corporation's Outside Directors Deferred Stock Unit Plan.

(b) Includes phantom Common Stock units credited to an account established under the Corporation's Directors Deferred Compensation Plan.

(c) Includes phantom Common Stock units held in the Corporation's Supplemental Incentive Savings Plan, a non-qualified excess defined contribution plan.

(d) Includes phantom Common Stock units credited to an account established under the Corporation's Deferred Compensation Plan. In the case of Messrs. Rohr and Shack and two other executive officers not identified by name, includes restricted phantom Common Stock units deferred on February 20, 2002 in lieu of cash as part of the 2001 annual incentive award.

Security Ownership of Certain Beneficial Owners

  As of February 28, 2002, based solely on Schedules 13G filed with the SEC under the Securities Exchange Act of 1934 ("Exchange Act"), the following persons are known by the Corporation to be the beneficial holders of more than five percent of the Corporation's Common Stock. The numbers shown in the table represent holdings as of December 31, 2001 and should be interpreted in light of the related footnotes.

                                           Amount and Nature    Percent of
Name and Address of Beneficial Owner    of Beneficial Ownership    Class
------------------------------------    ----------------------- -----------
FMR Corp.(/1/)                              18,619,955(/2/)     6.555%(/2/)
Fidelity Management & Research Company
Fidelity Management Trust Company
Strategic Advisers, Inc.
82 Devonshire Street
Boston, Massachusetts 02109

Fidelity International Limited(/1/)              (/2/)             (/2/)
Pembroke Hall
42 Crow Lane
Hamilton, Bermuda

--------
(1) The shares reported by FMR Corp. relate to those attributable to the following wholly-owned subsidiaries of FMR Corp.: (i) Fidelity Management & Research Company ("Fidelity Research"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; (ii) Fidelity Management Trust Company ("Fidelity Trust"), a bank as defined in Section 3(a)(6) of the Exchange Act; and (iii) Strategic Advisers, Inc. ("Strategic Advisers"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    Fidelity International Limited ("FIL"), a Bermudan joint stock company and an investment adviser to various investment companies and certain institutional investors, is an entity which FMR Corp. asserts currently operates independently of FMR Corp. and Fidelity Research. FMR Corp. and FIL disclaim that they act as a "group" for purposes of Section 13(d) of the Exchange Act or that the shares of the Common Stock held by the other company need be aggregated for purposes of Section 13(d). FMR Corp., however, made its filing on a voluntary basis as if all of the shares of Common Stock held by FIL are beneficially owned by FMR Corp. and FIL on a joint basis.

(2) FMR Corp. reports sole voting power as to 2,460,655 shares of Common Stock and sole dispositive power as to 18,619,955 shares. These shares do not include shares owned directly by the Fidelity Funds and which Fidelity Research votes under written guidelines established by the Funds' Boards of Trustees, but do include 16,053,500 shares as to which Fidelity Research reports sole dispositive power. Fidelity Trust has sole dispositive power over 1,648,252 shares and sole voting power over 1,541,152 shares and these shares are included in the shares reported by FMR Corp. FMR Corp.'s beneficial ownership may include shares beneficially owned through Strategic Advisers. FIL is the beneficial owner of 915,131 shares of Common Stock.

            TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

  Certain directors, executive officers, and/or their associates were customers of and had transactions with the Corporation or its subsidiaries ("Company") during 2001. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

  There is no family relationship as defined in the SEC's rules between any executive officer or director and any other executive officer or director. Family relationships exist between certain of PNC's executive officers or directors and some of the over 24,000 employees of various PNC subsidiaries. These employees participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees.

  Since the beginning of 2001, the Corporation has advanced expenses in the net amount of approximately $273,200 on behalf of Thomas H. O'Brien, retired Chairman of the Corporation, in connection with legal proceedings and claims against him on account of his service as a former trustee of Allegheny Health Education and Research Foundation, a non-profit entity which with certain affiliates was a customer of the Company. The Corporation expects to advance additional amounts in the future.

  Blank Rome Comisky & McCauley LLP, the law firm for which Mr. Girard-diCarlo serves as Co-Chairman, Chief Executive Officer and Managing Partner, provided legal services to the Company during 2001 and is providing similar services during 2002.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Corporation's directors, its executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities (currently there are no such shareholders) to file with the Corporation, the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any equity securities of the Corporation. With respect to 2001, to the best of the Corporation's knowledge, all required report forms were filed on a timely basis. In making this statement, the Corporation has relied in part on the written representations of its current and certain of its former non-employee directors and certain of its current and former executive officers, and copies of the reports provided to the Corporation.

                       COMPENSATION OF EXECUTIVE OFFICERS

Personnel and Compensation Committee Report

  The following is the Personnel and Compensation Committee's report to shareholders on the Corporation's executive compensation policies with respect to compensation reported for fiscal year 2001. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of the Corporation's future filings made under the Exchange Act or under the Securities Act of 1933 ("Securities Act"), and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

   Personnel and Compensation Committee Report on Executive Compensation for
                                Fiscal Year 2001

                                  Introduction

  The Personnel and Compensation Committee of The PNC Financial Services Group, Inc. Board of Directors is composed solely of non-employee directors. No Committee member can be a current or former officer of the Corporation.

  One of the Committee's key responsibilities is to provide oversight for the Corporation's executive compensation program. The Committee conducts regular, comprehensive reviews of the Corporation's executive compensation program and establishes the annual compensation of the Corporation's executive officers. The Committee also takes action, or recommends that the Board take action, regarding the adoption or amendment of executive compensation or benefit plans. The Committe also administers certain executive compensation plans maintained by the Corporation.

  The Corporation's executive compensation program is designed to: attract, motivate and retain executive officers who can make significant contributions to the Corporation's long-term success; align the interests of executive officers with those of shareholders; and place a significant proportion of our executive officers' total compensation at risk by tying it to the Corporation's financial and common stock price performance.

  The Committee is assisted by both an independent compensation consultant and the Corporation's internal support staff. The Committee also uses comparative compensation data for the financial services industry and key management positions obtained from nationally recognized compensation consulting firms.

  This compensation data covers a Peer Group of selected financial services companies that compete with the Corporation. The Committee considers the companies included in the Peer Group to be indicative of the Corporation's financial services competitors in terms of size and mix of businesses. The appropriateness of the Peer Group's composition is reviewed and approved by the Committee at least annually.

  The Committee uses the Peer Group as its primary tool to compare performance and compensation when making key compensation-related decisions. The companies included in the Peer Group do not necessarily include the same companies included in the S&P Major Regional Banks Index used for the Common Stock Performance Graph on page 25. The Common Stock Performance Graph, however, also shows the median total shareholder return for the 2001 Peer Group companies listed in the footnote to the graph.

  The three primary components of the Corporation's executive compensation program are: base salary; annual incentive awards; and long-term incentive awards. The following three sections of this report discuss each of these components in turn.

                                  Base Salary

  The base salaries of executive officers are generally targeted at the middle of the competitive marketplace. The Corporation's human resources staff determines the market rate for an executive position annually. In making this determination, the human resources staff considers a number of factors, including: relevant industry salary practices; the position's complexity and level of responsibility; the position's importance to the Corporation in relation to other executive positions; and the competitiveness of an executive's total compensation.

  Specific compensation data obtained from Peer Group proxy statements is used in establishing the salaries of the Corporation's Chief Executive Officer and its Vice Chairman.

  Subject to the Committee's approval, the level of an executive officer's base salary is determined on the basis of relevant comparative compensation data and the Chief Executive Officer's assessment of the executive's performance, experience, demonstrated leadership, job knowledge, and management skills.

                            Annual Incentive Awards

  Annual incentive awards are bonuses designed to provide a linkage among executive performance, annual objective performance measures and long-term increases in shareholder value.

  For the 2001 award period, annual incentive awards were made to Mr. Rohr and the other four executive officers listed in the compensation tables beginning on page 19 under the Corporation's 1996 Executive Incentive Award Plan, as amended. The 1996 Executive Incentive Award Plan is designed to give the Committee the flexibility to make annual incentive awards that are comparable to those found in the marketplace in which the Corporation competes for executive talent. This plan is also designed to permit the payment of annual incentive awards that are intended to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code.

  For 2001, the five participants in this plan share in a compensation pool equal to one-half of one percent of the Corporation's 2001 consolidated pre-tax net income. This amount is determined in accordance with generally accepted accounting principles, after adjustment to exclude or include unusual, infrequently occurring or extraordinary items or cumulative effects of changes in accounting principles, as defined under generally accepted accounting principles.

  During the first quarter of 2001, the Committee assigned incentive award amounts. An incentive award amount is the maximum percentage of the compensation pool a participant could receive for the 2001 award period. No participant could be assigned a percentage of the compensation pool greater than 40% and the sum of all percentages assigned cannot exceed 100% of the compensation pool. The maximum percentage of the award pool a participant can receive was increased from 35% to 40% beginning in 2001, pursuant to an amendment to the 1996 Executive Incentive Award Plan approved by shareholders at PNC's 2001 annual meeting.

  At PNC's 2001 annual meeting, shareholders also approved amendments to the 1996 Executive Incentive Award Plan which authorize the Committee to grant incentive awards that are payable entirely in cash, entirely in shares of the Corporation's common stock, or in a combination of cash and shares of common stock. Shares of common stock issued pursuant to the terms of an incentive award may be subject to such transfer restrictions or forfeiture provisions as the Committee may specify. To the extent that an incentive award is paid in the form of shares of common stock, the amended 1996 Executive Incentive Award Plan also authorizes the issuance of additional shares of common stock to the participant. The number of additional shares of common stock awarded cannot exceed 25% of the number of shares issued to the participant in full or partial payment of the participant's share of the compensation pool.

  The Committee may permit deferral of the payment of any incentive award on such terms as the Committee deems appropriate. In addition, a participant may defer the payment of any incentive award and the issuance of additional stock pursuant to any applicable deferred compensation plan of the Corporation. In either case, any additional amounts accrued on account of such deferred payment will be based either on a reasonable rate of interest or the actual rate of return of one or more predetermined investments specified by the Committee or pursuant to the terms of the deferred compensation plan.

  With respect to the five participants in the 1996 Executive Incentive Award Plan and certain other senior executive officers, the Committee exercised its authority to pay 25% of each incentive award for 2001 in the form of restricted shares of PNC common stock or to permit such amount to be deferred into restricted phantom PNC common stock units issued under the Corporation's Deferred Compensation Plan. This restricted stock/phantom unit portion was increased by 25% to reflect the resulting risk of forfeiture and lack of liquidity. The aggregate dollar value of the restricted shares or restricted phantom PNC common stock units received by each participant in the 1996 Executive Incentive Award Plan is shown in the "Restricted Stock Award ($)" column of the Summary Compensation Table for 2001, on page 19.

  The Committee believes that the payment of a portion of the annual incentive award in restricted shares of common stock or the deferral into restricted phantom PNC common stock units helps to strengthen the linkage between the interests of PNC's executive officers and the interests of the Corporation's shareholders. The Committee has authorized a similar program for executive officers not participating in the 1996 Executive Incentive Award Plan.

  During the first quarter of 2002, the Committee took the actions necessary to arrive at the amount of the annual incentive award for each of the five plan participants. Among other things, the Committee: confirmed the identity of the executive officers eligible to participate in the plan; certified in writing the size of the compensation pool for the 2001 award period, in reliance upon financial information supplied by the Corporation's officers; and certified in writing the amount of the authorized incentive award to be paid to each participant. The final amount of an incentive award is determined by the maximum percentage of the compensation pool which could be paid to the participant and such qualitative and quantitative performance factors as the Committee deemed relevant in adjusting the incentive award payable in the form of cash to the level shown in the Summary Compensable Table on page 19 in the column captioned "Bonus ($)" for the year 2001, for Messrs. Rohr, Gregg, Guyaux, Shack, and Whitford. As explained above, the balance of the 2001 incentive award was paid in the form of restricted shares of PNC common stock or deferred as restricted phantom PNC common stock units.

  For those executive officers who do not participate in the 1996 Executive Incentive Award Plan, the target amount payable as an annual incentive award is based on an analysis of competitive Peer Group pay practices and is expressed as a percentage of base salary.

  When the Committee established the 2001 target annual incentive awards, the Committee assumed that the 2001 target performance goal would be achieved. Achievement of that goal would result in approximately median total cash compensation.

  There are a number of factors that can affect the amount of an executive officer's incentive award payment, including:

  . ""EPS Goal"--This goal is based on the Corporation's earnings per share in relation to the Corporation's budget. Management established, subject to Committee approval, the target EPS Goal for 2001;

  . ""Relative Goals"--These goals are based primarily on the Corporation's return on average common shareholders' equity relative to the Peer Group, with additional consideration given to the Corporation's relative return on average assets;

  . Business financial performance relative to that business's budget;

  . The Chief Executive Officer's assessment of an executive officer's performance; and

  . The Committee may exercise its discretion to increase, reduce or eliminate an executive officer's award, based on its assessment of the officer's performance; among the factors the Committee considered with respect to 2001 were effective communication with PNC's regulatory agencies and the maintenance of effective financial reporting processes.

  For PNC's most senior officers, incentive awards for 2001 were generally 40% less than those paid for 2000, due to the Corporation's lower level of financial performance. In addition, the Committee considered the 2001 financial statement restatements announced after year end and further reduced the amount of the 2001 incentive awards paid to Mr. Rohr, Mr. Gregg, and certain other senior officers who are not included in the executive compensation tables which follow this report.

                           Long-Term Incentive Awards

  Stock option grants, restricted stock and other incentive share awards, and other stock-based grants and awards are made under the Corporation's 1997 Long-Term Incentive Award Plan, as amended. The purposes of the 1997 Long-Term Incentive Award Plan are to attract, retain and motivate executives of outstanding ability and to promote the identification of their interests with those of the Corporation's shareholders.

  The number of stock options granted by the Committee to executive officers is determined as follows. A number of stock options is established that would position the executive officer competitively relative to the Peer Group in terms of long-term compensation. This number is called the baseline amount and is used as a reference point for upward and downward adjustments to the stock option grant level based on the Corporation's total shareholder return in comparison with the Peer Group. If the Corporation's total shareholder return is significantly higher or lower than the Peer Group's median return, the number of options granted may be adjusted above or below the baseline amount. The baseline amount is reestablished periodically in order to maintain the Corporation's competitiveness in long-term compensation.

  The Corporation's total shareholder return is based on its common stock appreciation and dividend payments for the three most recent years. For example, the 2001 option grants were based on common stock appreciation and dividend payments for the period 1998 through 2000. The 2001 grants were 5% above the established baseline to reflect the Corporation's total shareholder return relative to its Peer Group.

  Nonstatutory stock options with a "reload" feature were first granted to a select group of senior officers by the Personnel and Compensation Committee on February 19, 1997. All options granted to the named executive officers and selected other senior officers by the Committee during 2001 also have a reload feature. If options with a reload feature are exercised while the holder is still an employee using common stock which has been held for at least six months, the options exercised are replaced or "reloaded" with a new, at-the-market option. A new option is issued for each share of common stock used to satisfy the exercise price and meet any associated tax withholding obligation. Options can be reloaded only once, so that a reload option cannot be replaced when it is exercised. The reload option normally will become exercisable in one year and will have the same remaining term as the option that was exercised. The Committee believes that the reload option feature advances the Corporation's goal of increased common stock ownership by senior executives by encouraging the early exercise of stock options and the retention of shares.

  As previously disclosed in the Corporation's 1999 annual meeting proxy statement, in 1998 the Committee granted incentive share awards under the Corporation's 1997 Long-Term Incentive Award Plan to certain PNC executive officers. Mr. Rohr and each of the executive officers listed in the compensation tables following this report received such incentive share awards, which provided for the issuance of restricted shares of common stock upon the achievement of one or more performance goals. The three-year performance period for these grants ended on June 30, 2001.

  Following the expiration of the performance period, the Committee reviewed information concerning the attainment of certain of the performance goals and certified in writing that the Corporation had achieved certain premium performance levels with respect to the relative shareholder return and return on common equity performance goals. Consistent with the relative shareholder return and return on common equity performance levels achieved, but recognizing that the common stock price performance goal of $87.00 per share had not been achieved, the Committee authorized the issuance to each grantee of 50% of the incentive shares granted in 1998, in the form of restricted shares of PNC common stock. The dollar value of the restricted shares issued to each of the executive officers included in the Summary Compensation Table on page 19 is shown in the column captioned "LTIP Payouts."

  Additional information about the grants and awards made by the Committee under the 1997 Long-Term Incentive Award Plan, as amended, is included in the Summary Compensation Table and Individual Option Grant Table which follow this report.

                      Chief Executive Officer Compensation

  When deciding the compensation to be paid to the Corporation's Chief Executive Officer, the Committee acts privately, without the Chief Executive Officer or other officers present. As appropriate, the Committee will confer with its independent compensation consultant to determine whether the Corporation's executive compensation program is consistent with marketplace practices linking pay for performance. In general, the Committee considers the Corporation's financial performance and Peer Group financial performance and compensation data when making decisions regarding the Chief Executive Officer's compensation. The Committee also considers the Chief Executive Officer's leadership, decision-making skills, experience, knowledge, communication with the Board, employees, and regulatory agencies, and strategic recommendations, as well as the Corporation's positioning for future performance. The Committee does not assign relative weights to these factors.

  The Committee's significant decisions regarding the Chief Executive Officer's compensation are reported to and discussed with the full Board. These discussions are held privately, without the Chief Executive Officer or any of the Corporation's other officers present.

  The following portions of the report will discuss the Committee's decisions regarding Mr. Rohr's compensation for 2001.

  Mr. Rohr's base salary of $850,000 was unchanged for 2001.

  As explained earlier in this report at the top of page 15, the Committee reduced the size of Mr. Rohr's 2001 incentive award payment after considering the financial statement restatements announced after year end. Nevertheless, in deciding upon the size of Mr. Rohr's 2001 incentive award payment the Committee also took into account the leadership and communication skills he displayed in implementing several actions in the fourth quarter of 2001 to accelerate the strategic repositioning of PNC's lending businesses and implement other strategic initiatives. The Committee recognized that the actions taken in the fourth quarter and other actions taken earlier in 2001 were implemented in a challenging business and economic environment. In that context, the Committee considered these accomplishments:

  . As a result of PNC's repositioning strategies:

    . PNC has an improved risk profile and a business mix more capable of generating shareholder value and more consistent earnings growth over time;

    . PNC's reliance on lending revenue is among the lowest of its peers;
      and

    . Significant progress was made in the Corporation's efforts to reduce balance sheet leverage.

  . A stronger sales culture has been instilled among the Corporation's employees, as evidenced by the success of the company-wide referral program called the "Chairman's Challenge."

  . The Regional Community Bank has continued to deepen its consumer and small business relationships, with resulting improvements in customer retention and satisfaction.

  . PNC's asset management and processing businesses continued to be among the industry's leaders, with an emphasis on achieving high-quality growth and implementing best-of-class technology.

  After considering all of these factors carefully, and taking into account that 2001 was Mr. Rohr's first full year as Chief Executive Officer, the Committee authorized the payment to Mr. Rohr of $1,500,000 as an incentive award for 2001. Mr. Rohr received $1,125,000 of this award in the form of cash and elected to defer the remainder of the amount, together with the 25% premium, in the form of restricted phantom PNC common stock units under the Corporation's Deferred Compensation Plan. Please refer to footnotes (a) and (c) of the Summary Compensation Table on page 20 for additional information.

  As for Mr. Rohr's long-term incentive compensation, he received his regularly scheduled stock option grant at a level that was 5% higher than the baseline level set for his regular 2000 grant. He did not receive any supplemental stock option grants or incentive share awards during 2001 as he did in 2000 pursuant to the Executive Recognition Program discussed in the Committee's report in the 2001 annual meeting proxy statement. As this report has already discussed, Mr. Rohr did receive in 2001 restricted shares of common stock pursuant to the incentive share award he was granted in 1998. Additional details are provided in the Summary Compensation Table on page 19 and the relevant footnotes.

                                   Tax Policy

  Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for compensation over $1 million paid to the Chief Executive Officer and any of the executive officers included in the compensation tables following this report, provided that they are serving in that capacity as of the last day of the Corporation's fiscal year.

  One exception to Section 162(m)'s disallowance of a federal income tax deduction for compensation over $1 million applies to performance-based compensation paid pursuant to shareholder-approved plans. Awards made under the 1996 Executive Incentive Award Plan, as amended, and certain awards under the 1997 Long-Term Incentive Award Plan, as amended can be made eligible for the performance-based exception and therefore eligible as a federal income tax deduction for the Corporation.

  Although the Committee keeps in mind the desirability of controlling the Corporation's nondeductible compensation expense, the Committee also believes that it is equally important to maintain the flexibility and competitive effectiveness of the Corporation's executive compensation program. Therefore, the Committee may from time to time decide to make grants and awards which may not be deductible for federal income tax purposes due to the provisions of
Section 162(m).

                                   Conclusion

   Based upon its review of the Corporation's executive compensation program, the Committee believes that the program's basic structure is appropriate, competitive and effective to serve the purposes for which it was established.

                                      MEMBERS OF THE COMMITTEE:

                                      Thomas J. Usher, Chairman
                                      Paul W. Chellgren
                                      William R. Johnson
                                      W. Craig McClelland
                                      Milton A. Washington


Compensation Committee Interlocks and Insider Participation

  Messrs. Usher, Chellgren, Clay, Johnson, McClelland, and Washington, none of whom are officers or former officers of the Corporation or any of its subsidiaries, served as members of the Personnel and Compensation Committee during 2001. Mr. Clay, however, served as a member of the Committee only until April 24, 2001.

  Certain members of the Personnel and Compensation Committee and their associates were customers of and had transactions with the Corporation or its subsidiaries during 2001. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Change in Control and Other Arrangements

  The Corporation has entered into change in control severance agreements with each of the executive officers named in the Summary Compensation Table and certain other selected executive officers. If the executive officer's employment is terminated by the Corporation without cause, or by the executive officer for good reason, during a period of three years following a change in control of the Corporation, the executive officer will receive severance benefits, including (i) a lump sum payment of three times the executive officer's annual base salary and bonus; (ii) the payment of at least the target bonus for the executive officer for the fiscal year during which the executive officer's employment is terminated; (iii) three years of additional benefits under certain of the Corporation's retirement and benefit plans; and (iv) a payment to reimburse the executive officer for any excise taxes on severance benefits that are considered excess parachute payments under the Internal Revenue Code of 1986, as amended ("Code"). The pension benefits payable to an executive officer may be increased depending upon the officer's age on the date of termination. Each agreement requires the executive officer not to use or disclose any of the Corporation's confidential business information and, if the executive officer receives the above severance benefits, not to employ or solicit any officer of the Corporation during the year following the executive officer's termination. Each agreement terminates when the executive officer reaches age 65, and the Corporation may, upon one year's advance notice, simultaneously terminate all of the change in control severance agreements. The Corporation has entered into change in control severance arrangements with certain other selected officers under which they will receive severance benefits similar to those described above, but at a lower level of payment and with a shorter coverage period.

  The Corporation's displaced employee assistance plans for employees generally provide an increase in severance benefits following a change in control under certain circumstances. If an employee's employment is terminated by the Corporation within two years following consummation of a change in control, the employee will receive a lump sum payment equal to twice the benefits to which such employee otherwise would be entitled under the applicable plan. In addition to that lump sum payment, certain other selected officers and employees will become eligible for an additional severance benefit under similar circumstances, based on their variable compensation.

Summary Compensation Table*

  The Summary Compensation Table shows, for the years 1999 through 2001, the compensation paid or awarded to Mr. Rohr, the Corporation's Chairman, President and Chief Executive Officer, and the Corporation's next four most highly compensated, policy-making executive officers; the inclusion of those four executive officers in this group is based on salary and bonus earned during 2001. The amounts shown in the "Salary" column include the dollar amounts attributable to holidays, vacation time, and paid time off. Mr. Rohr and the four executive officers are referred to collectively for purposes of the compensation tables as the Corporation's "named executive officers." For a detailed discussion of the Corporation's executive compensation program, please refer to the Personnel and Compensation Committee Report on Executive Compensation beginning on page 12.

                                                   Annual Compensation             Long-Term Compensation
                                             --------------------------------- -------------------------------
                                                                                      Awards          Payouts
                                                                               --------------------- ---------
                                                                        Other             Securities
                                                                        Annual Restricted Underlying   LTIP      All
                                                                         Comp    Stock     Options/   Payouts   Other
Name and Principal Position                  Year  Salary ($) Bonus ($)  ($)   Award ($)   SARS (#)     ($)    Comp ($)
---------------------------                  ----  ---------- --------- ------ ---------- ---------- --------- --------
                                                                 (a)     (b)      (c)        (d)        (e)      (f)
James E. Rohr                                2001   850,000   1,125,000 4,015    468,750   338,740   1,675,750 321,108
Chairman, President and                      2000   836,120   2,601,000 3,690  3,862,500   277,261           0 226,931
Chief Executive Officer                      1999   754,615   1,808,800 3,338          0    95,000           0 197,807
The PNC Financial Services Group, Inc.

Walter E. Gregg, Jr.                         2001   680,000     487,500     0    203,125   126,000   1,122,753 193,244
Vice Chairman                                2000   667,738   1,579,900     0  2,575,000   150,000           0 208,917
The PNC Financial Services Group, Inc.       1999   593,846   1,326,000     0          0    63,650           0 143,577

Joseph C. Guyaux                             2001   405,769     283,500     0    118,125    63,000     469,210  52,038
Group Executive, Regional Community Banking  2000   375,422     486,400     0  1,931,250   104,644           0  50,187
The PNC Financial Services Group, Inc.       1999   342,307     511,000     0          0    64,461           0  41,874

Timothy G. Shack+                            2001+  372,461     228,000     0     95,000    88,014     402,180  44,548
Group Executive, Chief Information Officer
The PNC Financial Services Group, Inc.

Thomas K. Whitford                           2001   368,942     225,000     0     93,750    75,025     368,665  48,183
Group Executive, Strategic Planning          2000   339,615     469,200     0  1,609,375    85,802           0  45,732
The PNC Financial Services Group, Inc.       1999   302,308     427,800     0          0    48,771           0  37,213

----
 *  Footnotes to the Summary Compensation Table are set forth on page 20.
 + Mr. Shack was not an executive officer of the Corporation for purposes of the SEC's executive compensation disclosure rules prior to 2001.

Footnotes to Summary Compensation Table

(a) In lieu of cash, 25% of the named executive officer's 2001 annual incentive award was awarded to him in the form of restricted shares of Common Stock or, in the case of Messrs. Rohr and Shack, deferred as restricted phantom Common Stock units under the Corporation's Deferred Compensation Plan. This restricted stock/phantom unit portion was increased by 25% to reflect the resulting risk of forfeiture and lack of liquidity. The aggregate dollar value of the restricted shares of Common Stock or restricted phantom Common Stock units awarded to each named executive officer is shown in the "Restricted Stock Award ($)" column of this table for 2001, and additional details are provided in footnote (c) and in the Personnel and Compensation Committee Report on Executive Compensation beginning at page 13, under the caption "Annual Incentive Awards."

(b) The amounts shown represent reimbursement for certain tax liabilities. None of the named executive officers received perquisites or other personal benefits, securities or property during 2001 that, in the aggregate, cost the Corporation the lesser of $50,000 or 10% of the named executive officer's salary and bonus earned during that year. Perquisites and other personal benefits that were received by the named executive officers were valued on the basis of their incremental cost to the Corporation and its subsidiaries, as prescribed by the rules of the SEC.

(c) The dollar values in this column for 2001 equal the aggregate value of the restricted shares of Common Stock awarded to or, in the case of Messrs. Rohr and Shack, deferred as restricted phantom Common Stock units by the named executive officer on February 20, 2002 in lieu of cash, as part of the 2001 annual incentive award. The restricted shares were awarded to Messrs. Gregg, Guyaux and Whitford under the Corporation's 1996 Executive Incentive Award Plan, as amended and the restricted phantom Common Stock units were deferred by Messrs. Rohr and Shack under the Corporation's Deferred Compensation Plan. The named executive officers will be entitled to vote and to receive dividends on the restricted shares, as declared by the Board on Common Stock. Restricted phantom Common Stock units held in the Corporation's Deferred Compensation Plan are credited with deemed dividends, as dividends are declared by the Board on Common Stock, but they carry no voting rights and can be settled only in cash. Please see footnote (a) and the Personnel and Compensation Committee Report on Executive Compensation beginning at page 13, under the caption "Annual Incentive Awards," for additional details.

     As of December 31, 2001, the named executive officers beneficially held restricted shares of Common Stock (including the restricted shares awarded on November 15, 2000 and the restricted shares issued on August 2, 2001) as follows, with the aggregate dollar value shown as of December 31, 2001:
     Messrs. Rohr (85,000 shares; $4,777,000); Gregg (56,750 shares;
     $3,189,350); Guyaux (37,000 shares; $2,079,400); Shack (31,000 shares;
     $1,742,200); and Whitford (30,500 shares; $1,714,100). The per share dollar amount used to calculate these values was $56.20, the closing market price of a share of Common Stock on the New York Stock Exchange on December 31, 2001.

(d) With respect to Messrs. Rohr, Shack, and Whitford, the number shown in this column for 2001 includes shares of Common Stock underlying both nonstatutory stock options granted by the Personnel and Compensation Committee in its discretion during 2001 and reload nonstatutory stock options granted upon the named executive officer's exercise during 2001 of nonstatutory stock options granted by the Personnel and Compensation Committee prior to 2001 with a reload feature. The number of shares of Common Stock underlying reload options are shown in parentheses for Messrs. Rohr (128,740); Shack (40,764); and Whitford (22,525). For more information about reload options, please see the "Individual Option Grants--2001" table on page 21 and the relevant footnotes.

(e) The dollar values in this column were calculated by multiplying the number of shares of restricted Common Stock issued to the named executive officer on August 2, 2001 under the Corporation's 1997 Long-Term Incentive Award Plan, as amended by the closing market price of a share of Common Stock on the New York Stock Exchange on that date ($67.03). The number of restricted shares of Common Stock issued to each of the named executive officers is as follows: Messrs. Rohr (25,000 shares); Gregg (16,750 shares); Guyaux (7,000 shares); Shack (6,000 shares); and Whitford (5,500 shares). If the named executive officer's employment with PNC terminates prior to the end of a two-year restricted period which began on July 1, 2001, he will forfeit all shares awarded, except in certain cases involving the officer's death, total disability, or retirement or certain change in control events. During the restricted period, the officer will receive dividends on the restricted shares, as declared by the Board on Common Stock, but may not sell or otherwise transfer the shares. For more information about these restricted shares, please see the Personnel and Compensation Committee Report on Executive Compensation at the top of page 16.

(f) The amount shown for 2001 includes the dollar value of matching contributions made pursuant to the Corporation's Incentive Savings Plan, a qualified defined contribution plan, for Messrs. Rohr ($10,200); Gregg ($4,708); Guyaux ($10,200); Shack ($10,200); and Whitford ($4,425). The
     amount also includes the employer matching contribution to the Corporation's Supplemental Incentive Savings Plan, a nonqualified excess defined contribution plan, for Messrs. Rohr ($118,830); Gregg ($83,489); Guyaux ($29,223); Shack ($26,603); and Whitford ($31,874). The amount also includes the 2001 net premiums paid by the Corporation in connection with its Key Executive Equity Plan, a split-dollar insurance arrangement, on behalf of Messrs. Rohr ($192,078); Gregg ($105,047); Guyaux ($12,615);
     Shack ($7,745); and Whitford ($11,884). The net premiums disclosed in the preceding sentence represent the full dollar amounts paid by the Corporation for both the term and non-term portions of the Key Executive Equity Plan.

Option Grants in 2001

  This table provides information on stock options granted to the named executive officers in 2001. Only nonstatutory stock options were granted in 2001 under the Corporation's 1997 Long-Term Incentive Award Plan, as amended.

  The table provides information about two categories of options granted during 2001: (i) options granted to each of the named executive officers at the discretion of the Personnel and Compensation Committee; and (ii) reload options granted to Messrs. Rohr, Shack, and Whitford upon their exercise, in the required manner, of options previously granted to them by the Personnel and Compensation Committee with a reload feature. Reload options included in the following table are marked with the symbol "(R)." Information about reload options is included in footnote (b); where appropriate, other footnotes provide additional information which is specific to the reload options shown in the table.

                        Individual Option Grants--2001

                       Number of   % of Total
                      Securities    Options
                      Underlying   Granted to                             Grant Date
                        Options    Employees  Exercise or Base Expiration  Present
Name                  Granted (#)   in 2001     Price ($/Sh)      Date    Value ($)
----                  -----------  ---------- ---------------- ---------- ----------
                        (a)(b)                      (c)           (d)        (e)
James E. Rohr           210,000       5.33        74.59375     1/04/2011  3,406,200
                         16,810(R)    0.43        70.57500     1/31/2010    259,378
                         24,384(R)    0.62        70.57500     1/06/2010    376,245
                         60,778(R)    1.54        70.57500     2/19/2008    937,805
                         26,768(R)    0.68        65.55000     2/17/2009    371,272
Walter E. Gregg, Jr.    126,000       3.20        74.59375     1/04/2011  2,043,720
Joseph C. Guyaux         63,000       1.60        74.59375     1/04/2011  1,021,860
Timothy G. Shack         47,250       1.20        74.59375     1/04/2011    766,395
                         10,917(R)    0.28        72.09375     1/06/2010    168,777
                            609(R)    0.02        72.09375     2/17/2009      9,415
                         11,395(R)    0.29        72.21000     2/17/2009    179,471
                          7,974(R)    0.20        72.21000     2/19/2008    125,591
                          9,869(R)    0.25        68.12000     2/19/2008    145,963
Thomas K. Whitford       52,500       1.33        74.59375     1/04/2011    851,550
                          6,333(R)    0.16        73.25000     1/06/2010    100,568
                          5,907(R)    0.15        67.08000     1/06/2010     85,652
                         10,285(R)    0.26        67.05500     2/17/2009    148,207

(a) The tranches of options not marked with an "(R)" have a grant date of January 4, 2001.

    The reload options shown were granted on the exercise date(s) of the named executive officer's original options. The grant dates for the reload options are as follows: (i) Mr. Rohr's first three tranches of reload options were granted on February 21, 2001 and his final tranche on August 30, 2001; (ii) Mr. Shack's first two tranches of reload options were granted on January 8, 2001, his next two tranches of reload options on February 20, 2001 and his final tranche on June 21, 2001; and (iii) Mr. Whitford's 6,333 reload options were granted on February 9, 2001, his 5,907 reload options on April 10, 2001 and his 10,285 reload options on August 9, 2001.

    The options granted by the Personnel and Compensation Committee on January 4, 2001 normally become exercisable in three equal annual installments, beginning one year after the grant date, as long as the holder remains an employee. All reload options normally become exercisable one year after their grant date.

(b) Nonstatutory stock options with a "reload" feature were first granted to a select group of senior officers by the Personnel and Compensation Committee on February 19, 1997. All options granted to the named executive officers and selected other senior officers by the Committee during 2001 also have a reload feature. If options with a reload feature are exercised while the holder is still an employee using Common Stock which has been held for at least six months, the options exercised are replaced or "reloaded" with a new, at-the-market option for each share of Common Stock used to satisfy the exercise price and meet any associated tax withholding obligation. Options can be reloaded only once, so that the reload options shown in the table cannot be replaced when they are exercised. The reload option normally will become exercisable in one year and will have the same remaining term as the option that was exercised.

(c) The exercise price shown equals the average of the high and low sale prices of a share of the Corporation's Common Stock on the New York Stock Exchange on the date of the grant.

(d) The date shown in this column is the applicable ten-year expiration date, but an option may expire prior to that date under certain circumstances specified in the governing nonstatutory stock option agreement, such as termination of employment for reasons other than death or retirement.

    The expiration date shown for reload options coincides with the expiration date of the option exercised, regardless of the reload option's grant date. For example, a reload option received upon the exercise of an option granted on February 17, 1999 would have the same expiration date of February 17, 2009 applicable to the original option, regardless of the date on which the reload option was granted.

(e) The dollar values listed in this column are based upon the Black-Scholes option pricing model.

    The options granted in 2001 to the named executive officers at the discretion of the Personnel and Compensation Committee [i.e., the options shown in the table that are not marked by the symbol "(R)"] and to certain other executive officers include a reload feature. Those options were valued without regard to the reload feature. The grant of a reload option is treated for purposes of this table as the automatic grant of a new option, the value of which is determined on its own terms as of its grant date. Additional information about reload options is contained in footnote
    (b).

    The chart below shows, by option grant date, the assumptions used to determine the grant date present value per option. The dollar values shown in the Individual Option Grants table in the column captioned "Grant Date Present Value ($)" were calculated by carrying out the dollar value of each option to four decimal places and rounding the result to the nearest dollar. The Corporation in no way intends to provide any predictions or assurances with respect to option or Common Stock values, as some of the underlying assumptions are highly subjective and in any event the options are not transferable except upon the death of the optionee. The grant dates for specific options listed in the Individual Option Grants table are disclosed in footnote (a).

                                          Annualized                        Estimated
    Grant    Market Exercise              Risk Free     Estimated  Dividend Value of
     Date    Price   Price   Volatility Rate of Return Useful Life  Yield    Option
    -----    ------ -------- ---------- -------------- ----------- -------- ---------
   01/04/01  $74.59  $74.59   0.25621       4.95%        5 Years    3.23%    $16.22
   01/08/01   72.09   72.09   0.25621       4.76%        5 Years    3.23%     15.46
   02/09/01   73.25   73.25   0.25621       4.91%        5 Years    3.23%     15.88
   02/20/01   72.21   72.21   0.25621       4.98%        5 Years    3.23%     15.75
   02/21/01   70.58   70.58   0.25621       5.02%        5 Years    3.23%     15.43
   04/10/01   67.08   67.08   0.25842       4.77%        5 Years    3.23%     14.50
   06/21/01   68.12   68.12   0.25842       4.83%        5 Years    3.23%     14.79
   08/09/01   67.06   67.06   0.25820       4.71%        5 Years    3.23%     14.41
   08/30/01   65.55   65.55   0.25820       4.50%        5 Years    3.23%     13.87

Aggregated Option Exercises in 2001 and 2001 Year-End Option Values

  This table provides information concerning exercises of nonstatutory stock options during 2001 by certain of the named executive officers. The table also shows the number and value of unexercised options, including any reload options held by the named executive officer, at the end of 2001.


                                                  Number of Securities
                                                 Underlying Unexercised     Value of Unexercised
                                                     Options at 2001        In-the-Money Options
                         Shares                       Year End (#)         at 2001 Year End (a)($)
                      Acquired on     Value     ------------------------- -------------------------
Name                  Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                  ------------ ------------ ----------- ------------- ----------- -------------
                                                                              (b)          (b)
James E. Rohr           158,166     3,071,021     229,875      562,908     3,721,527    2,649,666
Walter E. Gregg, Jr.    126,733     3,975,117     100,833      263,884       369,924    1,693,713
Joseph C. Guyaux         12,700       533,797     102,263      152,000       569,019    1,080,346
Timothy G. Shack         50,871     1,093,284      45,926      154,764        33,220      810,260
Thomas K. Whitford       32,503       829,482      47,819      147,609        78,729      891,208

--------
(a) An option is in-the-money if the fair market value of the underlying security exceeds the exercise price of the option.

(b) The dollar values shown were calculated by determining the difference between: (i) the average of the high and low sale prices of the Corporation's Common Stock on the New York Stock Exchange on December 31, 2001 (i.e., $56.21); and (ii) the exercise prices of the various options held by the named executive officer as of December 31, 2001.

Pension Benefits

  The Corporation maintains a non-contributory pension plan ("Pension Plan" or "Plan") for qualifying employees. The Plan is a defined benefit pension plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is qualified under Section 401(a) of the Code. The Corporation and certain of its subsidiaries contribute an actuarially determined amount necessary to fund the total benefits payable to participants employed by them. The amount of the Corporation's annual contribution with respect to a specific participant cannot be readily calculated by the actuaries for the Pension Plan.

  Benefits under the Plan are determined as follows: Effective January 1, 1999, a recordkeeping "account" was established for each participant. The initial account balance was determined as the present value of each participant's accrued benefit as of December 31, 1998, using the Plan provisions in effect on December 31, 1998. For each calendar quarter ending after January 1, 1999, eligible participants receive "Earnings Credits", expressed as a percentage of Covered Earnings, in accordance with a schedule based on the participant's age plus years of credited service. In addition, employees who were at least age 40 and had at least 10 years of credited service as of January 1, 1999 receive additional quarterly "Transitional Credits" for up to 10 years.

  "Covered Earnings" is defined as an employee's regular earnings plus eligible variable compensation, such as paid bonuses; deferred bonus payments are applied to the Corporation's ERISA Excess Pension Plan, discussed below. Eligible variable compensation for employees is limited to the greater of $25,000 or 50% of the employee's total eligible variable compensation for the calendar year. Eligible variable compensation is generally limited to $250,000 for purposes of the 50% calculation, except in the case of a select group of senior officers.

  Participants also receive quarterly "Interest Credits" at the prevailing 30-year U.S. Treasury Bond rate. The benefit provided to participants in the Pension Plan as of December 31, 1998 was no less than the benefit they had accrued as of December 31, 1998, under the Plan rules in effect as of that date.

  The Corporation also maintains two supplemental non-qualified pension plans. The ERISA Excess Pension Plan provides retirement benefits equal to the difference, if any, between the maximum benefit allowed under the Code and the amount that would be provided by the Pension Plan if no limits were applied. The ERISA Excess Pension Plan also recognizes deferred bonuses that are not included in the Pension Plan as Covered Earnings.

  The Corporation also maintains a separate supplemental retirement benefit plan applicable to certain officers of the Corporation and its subsidiaries. Officers who were age 50 and had five years of vesting service as of January 1, 1999 receive benefits based on the formula in effect prior to January 1, 1999. All other officers participating in this plan will receive a benefit based upon the cash balance pension formula described above, applied to eligible bonuses.

  The estimated total annual benefits (including those payable by both supplemental non-qualified pension plans) payable upon retirement at the normal retirement age of 65 for each of the named executive officers are as follows: Messrs. Rohr ($2,767,097); Gregg ($1,344,547); Guyaux ($749,312);
Shack ($714,454); and Whitford ($744,467). The benefits have been projected assuming that: (a) each named executive officer's salary remains constant until retirement; (b) future annual bonuses are assumed to be the same as those paid in 2001; and (c) the 30-year U.S. Treasury Bond rate until retirement is 7.0%. The amounts shown are based on the payment method which would result in the highest annual benefit, if selected by the named executive officer.

                         COMMON STOCK PERFORMANCE GRAPH

  The graph set forth below shows the cumulative total shareholder return (i.e., price change plus reinvestment of dividends) on the Corporation's Common Stock during the five-year period ended December 31, 2001, as compared with:
(i) a selected peer group of the Corporation's competitors ("Peer Group"+);
(ii) an overall stock market index, the S&P 500 Index; and (iii) a published industry index, the S&P Major Regional Banks Index ("S&P Banks"). The yearly points marked on the horizontal axis of the graph correspond to December 31 of that year. The stock performance graph assumes that $100 was invested on January 1, 1997, for the five-year period and that any dividends were reinvested. The table below the graph shows the resultant compound annual growth rate ("CGR") for the performance period.


                             [GRAPH APPEARS HERE]

                                Assumes $100 investment on January 1, 1997
                       Total Return=Price change plus reinvestment of dividends
                Base
                Period                                                                 5 Year
                1996       1997      1998      1999          2000         2001          CGR
PNC             $100     $156.63   $152.98    $129.98       $221.11      $175.21       11.9%
Peer Group+     $100      153.07    172.70     138.48        158.97       163.86       10.4%
S&P 500 Index   $100      133.36    171.48     207.56        188.66       166.24       10.7%
S&P Banks       $100      150.37    166.13     142.55        182.50       170.14       11.2%

+ The Peer Group represented comprises the following companies: Bank of America
  Corporation; The Bank of New York Company, Inc.; Bank One Corporation; FleetBoston Financial Corporation; KeyCorp; Mellon Financial Corporation; National City Corporation; PNC; SunTrust Banks, Inc.; U.S. Bancorp; Wachovia Corporation; and Wells Fargo & Company. Each yearly point for the Peer Group is determined by calculating the cumulative total shareholder return for each company in the Peer Group from January 1, 1997 to December 31 of that year and then using the median of these returns as the yearly plot point. The Peer Group shown is the Peer Group approved by the Personnel and Compensation Committee in 2001, but reflects the merger of Wachovia Corporation and First Union Corporation and the merger of Firstar Corporation and U.S. Bancorp. The Corporation's 2002 Peer Group includes Fifth Third Bancorp, but does not include Mellon Financial Corporation.

  In accordance with the rules of the SEC, this section, captioned "Common Stock Performance Graph", shall not be incorporated by reference into any of the Corporation's future filings made under the Exchange Act or the Securities Act and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

                               VOTING PROCEDURES

  Pennsylvania law and the Corporation's By-Laws require the presence of a quorum to transact business at the annual meeting. A quorum is constituted by the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matters to be voted on. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached.

  Under Pennsylvania law, the act of "voting" does not include either recording the fact of abstention or failing to vote for a candidate or for approval or disapproval of a proposal, whether or not the person entitled to vote characterizes the conduct as voting. In other words, only those who indicate an affirmative or negative decision on a matter are treated as voting, so that ordinarily abstention or a mere absence or failure to vote is not equivalent to a negative decision. A broker-dealer "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

  With respect to Item 1, the 15 nominees for election as directors who receive the greatest number of votes cast at the annual meeting, assuming that a quorum is present, will be elected as directors at the conclusion of the vote tabulation. A withheld vote on any nominee will not affect the voting results.

  The rules of the New York Stock Exchange state that the total vote cast on each item which is required by those rules to be voted on by shareholders represent over 50 percent in interest of the Common Stock and the Voting Preferred Stock, voting together as a single class. As a result, shares not voted, abstentions and broker non-votes will have a negative effect on the satisfaction of that requirement.

  Under the rules of the New York Stock Exchange, "routine" items are those upon which broker-dealers holding shares in street name for their customers may vote, in their discretion, on behalf of any customers who do not furnish voting instructions within ten days of the annual meeting. With respect to non-routine items that come before the annual meeting for a vote, such broker-dealers would not be able to vote without first receiving voting instructions from their customers. These broker "non-votes" would not be considered in the calculation of the majority of the votes cast and therefore would have no effect on the vote with respect to a non-routine item, except as otherwise explained in the preceding paragraph.

  The Corporation has adopted a policy that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be kept permanently confidential and not be disclosed to the Corporation, its directors, officers or employees except: (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the Judge of Election to certify the results of the vote; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) in the event of a contested proxy solicitation. The Corporation has confirmed with its independent vote tabulator and Judge of Election that its procedures will be consistent with the foregoing policy.

                              INDEPENDENT AUDITORS

  At its meeting on February 15, 2001, the Board of Directors approved the recommendation of the Audit Committee for the appointment of Ernst & Young LLP to audit the consolidated financial statements of the Corporation for 2001.

  In addition to serving as the independent auditor of the Corporation's 2001 consolidated financial statements, Ernst & Young LLP executes the Corporation's internal audit program under the direction of PNC's corporate audit staff. Ernst & Young LLP also provides various tax and nonattest and advisory services to the Corporation. Additional details about the nature of these services and the fees that the Corporation paid to Ernst & Young LLP for such services provided during 2001 are set forth below.

  Under rule amendments regarding auditor independence adopted by the SEC, beginning August 5, 2002 independent accountants will no longer be permitted to provide audit clients with certain non-audit services. Accordingly, PNC has decided to have separate internal and independent audit providers commencing with fiscal 2002. Ernst & Young LLP has acted as independent auditor with respect to the Corporation's 2001 financial statements and will continue to provide various internal audit, tax, and nonattest and advisory services to the Corporation. PNC has engaged Deloitte & Touche LLP as the Corporation's principal accountants to audit the Corporation's 2002 financial statements. These actions were recommended by the Audit Committee and approved by the Corporation's Board of Directors on December 18, 2001.

  Ernst & Young LLP's reports on the Corporation's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and any subsequent interim period preceding the date of this proxy statement, (i) there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make a reference to the subject matter of the disagreement in connection with its reports in the financial statements for such years, and (ii) there were no reportable events as defined in Item 304 of Regulation S-K. The Corporation has provided Ernst & Young LLP with a copy of the preceding disclosure prior to filing this proxy statement with the SEC. Ernst & Young LLP has provided a letter to the Corporation stating that it agrees with the statements made in the disclosure.

  Representatives of Ernst & Young LLP and Deloitte & Touche LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit Fees

  The Corporation paid fees of approximately $3.9 million to Ernst & Young LLP for the 2001 annual audit, including the audit of the consolidated financial statements, timely quarterly reviews, audits of consolidated subsidiaries, review and consultation connected with certain SEC filings, and meetings with the Audit Committee of the Board of Directors.

Financial Information Systems Design and Implementation Fees

  The Corporation did not pay any financial information systems design and implementation fees to Ernst & Young LLP during 2001.

All Other Fees

  The Corporation paid fees of approximately $14.94 million to Ernst & Young LLP for all other services provided by it during 2001. Included in that amount is approximately $12.32 million for various audit-related services such as internal audit services, services related to SEC registration statements and various SAS 70 reports, consultation on accounting standards, other statutory audits, and due diligence matters. The balance was paid for various tax and nonattest and advisory services. For tax consulting matters and various other tax services, including sales and use tax refund reviews, research and development credit opportunities, international tax matters, state-related tax matters and other compliance services, the Corporation paid Ernst & Young LLP $646,000. Nonattest and advisory services, and the related fees paid by the Corporation to Ernst & Young LLP, included: implementation assistance related to a vendor software package to allow for the improved management of cash balances ($272,000); review services related to certain float/reserve requirements ($224,000); assistance on various insurance-related matters ($121,000); and litigation advisory assistance and data validation services ($1,096,000). Fees for various other nonattest and advisory services were $261,000. The Audit Committee has considered the compatibility of nonaudit services with the auditor's independence.

                         REPORT OF THE AUDIT COMMITTEE

  The Board of Directors of the Corporation has appointed an Audit Committee composed of five directors, each of whom is independent as defined in the New York Stock Exchange listing standards.

  The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee's job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Corporation's financial statements, to plan or conduct audits, or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Corporation's management is responsible for preparing the Corporation's financial statements and for maintaining internal control. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of the Corporation in conformity with generally accepted accounting principles.

  The Audit Committee has reviewed and discussed the Corporation's audited consolidated financial statements with management and with Ernst & Young LLP, the Corporation's independent auditors for 2001.

  The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61.

  The Audit Committee has received from Ernst & Young LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed Ernst & Young's independence with Ernst & Young, and has considered the compatibility of nonaudit services with the auditor's independence.

  Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                        THE AUDIT COMMITTEE

                                        Helge H. Wehmeier, Chairman
                                        George A. Davidson, Jr.
                                        David F. Girard-diCarlo
                                        Bruce C. Lindsay
                                        Jane G. Pepper

Report of the Audit Committee

  In accordance with the rules of the SEC, the Report of the Audit Committee shall not be incorporated by reference into any of the Corporation's future filings made under the Exchange Act or the Securities Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.

                               LEGAL PROCEEDINGS

  Several putative class action complaints were filed during 2002 in the United States District Court of the Western District of Pennsylvania against the Corporation, James E. Rohr, its Chairman, President and Chief Executive Officer, Robert L. Haunschild, its Senior Vice President and Chief Financial Officer, and Ernst & Young LLP, the independent auditor of the Corporation's 2001 consolidated financial statements, alleging violations of federal securities laws related to disclosures regarding 2001 financial results, three transactions completed by PNC during 2001 with subsidiaries of a third party financial institution and related matters, and seeking unquantified damages on behalf of putative classes of persons who purchased the Corporation's Common Stock, attorneys' fees and other expenses. Certain of the complaints also name Thomas H. O'Brien, the Corporation's retired Chairman, Walter E. Gregg Jr., its Vice Chairman, and/or an Executive Vice President as additional defendants. Management believes there are substantial defenses to the lawsuits and intends to defend them vigorously. As required by the Corporation's By-Laws, the Corporation has agreed to advance the expenses of each individual defendant in connection with these lawsuits subject to his undertaking to repay all amounts so advanced if it is ultimately determined that he is not entitled to be indemnified for them.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

  Eligible shareholders may submit proposals to be considered for inclusion in the Corporation's 2003 proxy materials for the 2003 annual meeting of shareholders if they do so in accordance with the applicable SEC rules. Any such proposals must be in writing and received by the Corporate Secretary at the principal executive offices of the Corporation no later than November 30, 2002, in order to be considered for inclusion in the Corporation's 2003 proxy materials. For information on how to submit the name of a person to be considered by the Committee on Corporate Governance for possible nomination as a director, please see the paragraph discussing the Committee's responsibilities on page 4.

  Director nominations and proposals for action at an annual meeting of shareholders may be made otherwise only: (i) pursuant to the Corporation's notice of such meeting; (ii) by the presiding officer; (iii) by or at the direction of a majority of the Board of Directors; or (iv) by one or more shareholders in accordance with the applicable rules of the SEC and the governing By-Law provisions.

  A shareholder may make a nomination for the election of a director or a proposal for action at an annual meeting only if written notice is received by the Corporate Secretary not later than: (i) 90 days prior to the annual meeting (which, for the 2003 annual meeting, would mean no later than January 22, 2003 if the annual meeting is held on April 22, 2003, unless a different date for such notice has been stated in the Corporation's most recent proxy materials distributed to shareholders); or (ii) if the annual meeting is to be held on a date other than the fourth Tuesday in April, the close of business on the tenth day following the first public disclosure of the meeting date. Public disclosure of the date of any annual meeting may be made in a filing with the SEC, in any notice given to the New York Stock Exchange or in a news release reported by any national news service.

  Each shareholder notice shall include: (i) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the notice is given
(A) the name and address of such shareholder and of such beneficial owner, and
(B) the class and number of shares of the stock of the Corporation that are owned of record and beneficially by such shareholder and such beneficial owner; and (ii) a representation that the shareholder is a beneficial owner of stock of the Corporation entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to make such nomination or proposal.

  Each notice of nomination for the election of a director from a shareholder also shall set forth: (i) the name and address of the person to be nominated;
(ii) a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (iii) such other information regarding the nominee as would be required to be included in proxy materials filed under the applicable rules of the SEC had the nominee been nominated by the Board of Directors; and (iv) the written consent of the nominee to serve as a director of the Corporation, if so elected.

  Each notice of a proposal for action at an annual meeting from a shareholder also shall set forth a brief description of the proposal, the reasons for making such proposal, and any direct or indirect interest of the shareholder, or any person on whose behalf the shareholder is acting, in making such proposal.

  If the Corporate Secretary receives notice of a shareholder proposal that complies with the governing By-Law provisions on or prior to the required date and if such proposal is properly presented at the 2003 annual meeting of shareholders, the proxies appointed by the Corporation may exercise discretionary authority in voting on such proposal if, in the Corporation's proxy statement for such meeting, the Corporation advises shareholders of the nature of such proposal and how the proxies appointed by the Corporation intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate proxy statement to the Corporation's shareholders.

  The presiding officer of the meeting may refuse to permit any nomination for the election of a director or proposal to be made at an annual meeting by a shareholder who has not complied with all of the governing By-Law procedures, including receipt of the required notice by the Corporate Secretary by the date specified. If a shareholder proposal is received by the Corporation after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2003 annual meeting of shareholders, the proxies appointed by the Corporation may exercise discretionary authority when voting on such proposal.

  Questions about these requirements, or notices mandated by them, may be directed to: Corporate Secretary, The PNC Financial Services Group, Inc., One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707.

                                 OTHER MATTERS

  The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,
/s/ Thomas R. Moore

Thomas R. Moore
Corporate Secretary

========================================
The PNC Financial Services Group, Inc.
P.O. Box 1150
Pittsburgh, PA 15230-1150
========================================


-----------------------------   -----------------------------    -----------------------------
Submit Voting Instructions by   Submit Voting Instructions by    Submit Voting Instructions by
           TELEPHONE                      INTERNET                            MAIL
    Call Toll-Free using a          Access the Website and        Return the proxy/instruction
    touch-tone telephone:              cast your vote:           card below in the postage-paid
       1-800-542-1160              http://www.votefast.com              envelope provided.
-----------------------------   -----------------------------    -------------------------------

           SUBMIT VOTING INSTRUCTIONS 24 HOURS A DAY, 7 DAYS A WEEK! PLEASE SUBMIT YOUR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

                 ===========================================
                    Your Control Number is:
                 ===========================================

           PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING.
--------------------------------------------------------------------------------
THE PNC FINANCIAL SERVICES GROUP, INC.                                     PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 23, 2002.

James E. Rohr, Walter E. Gregg, Jr. and Thomas R. Moore, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at The PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 23, 2002, or at any adjournment thereof, and to vote, as indicated on the reverse side, the shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if personally present at said meeting. The above named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment thereof, in accordance with their best judgment.

If you are a participant in the The PNC Financial Services Group, Inc. Incentive Savings Plan, this proxy also serves as a voting instruction card and directs PNC Bank, N.A., as Trustee of The PNC Financial Services Group, Inc. Incentive Savings Plan to vote all the shares credited to your account as indicated on the reverse side at the Annual Meeting of Shareholders to be held on April 23, 2002 and at any adjournment(s) thereof.

                                     Date:                    , 2002
                                          --------------------

                                     ----------------------------------------
                                     Signature

                                     ----------------------------------------
                                     Signature

                                     Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

============================= ADMISSION TICKET =================================

                Please bring this ticket to the Annual Meeting,

                   Notice of Annual Meeting of Shareholders

                    THE PNC FINANCIAL SERVICES GROUP, INC.

                      2002 Annual Meeting of Shareholders

         For the purpose of considering and acting upon the election of 15 directors to serve until the next annual meeting and until their successors are elected and qualified and such other business as may properly come before the meeting or any adjournment thereof.

                            Tuesday, April 23, 2002
                            11:00 a.m. Eastern Time
                           One PNC Plaza, 15th Floor
                               249 Fifth Avenue
  Please Admit             Pittsburgh, Pennsylvania           Non-Transferable

================================================================================
                         PLEASE FOLD AND DETACH HERE.


For your comments:
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be presented in PDF format. There is no cost to you for this service other than any charges imposed by your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying PNC's Corporate Secretary in writing at One PNC Plaza, 249 Fifth Avenue - 21st Floor, Pittsburgh, PA 15222-2707.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

                          PLEASE FOLD AND DETACH HERE.
--------------------------------------------------------------------------------
                     THE PNC FINANCIAL SERVICES GROUP, INC.

The Board of Directors recommends a vote FOR all nominees listed in Item 1. All shares, including full and partial shares of stock credited to your Plan account, will be voted as directed below. In the absence of instructions, all shares (including unallocated shares) will be voted FOR all nominees listed in
Item 1 or in the manner required or permitted by the governing Plan documents.

1.  ELECTION OF DIRECTORS
    (01)  Chellgren             (02)  Clay           (03)  Davidson        (04)  Girard-diCarlo       (05)  Gregg
    (06)  Johnson               (07)  Lindsay        (08)  O'Brien         (09)  Pepper               (10)  Rohr
    (11)  Steffes               (12)  Strigl         (13)  Usher           (14)  Washington           (15)  Wehmeier

    [ ] FOR ALL NOMINEES LISTED ABOVE          [ ] WITHHOLD AUTHORITY TO
        (EXCEPT AS MARKED TO THE                   VOTE FOR ALL NOMINEES
        CONTRARY BELOW).                           LISTED ABOVE.

If you wish to withhold authority to vote for any individual nominee, write that nominee's name or number in the space provided below.

----------------------------------------------------------------------------

    [ ] Will attend Meeting   [ ] Will use Webcast   [ ] Will use Teleconference

    [ ] I consent to access future annual reports, proxy statements and other proxy soliciting material over the Internet as described above.

              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.